CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the incorporation by reference in this Registration Statement of BorgWarner Inc. on Form S-8 relating to the BorgWarner Diversified Transmission Products Inc., Muncie Plant Local 287 Retirement Investment Plan of our report dated February 27, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), incorporated by reference in the Annual Report on Form 10-K of BorgWarner Inc. for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP
--------------------------
DELOITTE & TOUCHE LLP
Chicago, Illinois

July 6, 2004